Exhibit 99.1

www.casipharmaceuticals.com

CASI Pharmaceuticals Announces CNCT19 (CD19 CAR-T)

Receives China Breakthrough Therapy Designation

-	Second CAR-T 19 drug in global development (and first CAR-T 19 drug developed locally in China) to receive China Breakthrough Therapy Designation -

ROCKVILLE, MD., and BEIJING (December 23, 2020) CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announces that the Chinese Center for Drug Evaluation, a division of the China National Medical Products Association, has granted Breakthrough Therapy Designation (“Breakthrough Designation”) to its partner Juventas Cell Therapy Ltd. for CNCT19, a potential CD19 CAR-T therapy for the treatment of adults with relapsed/refractory B-cell acute lymphoblastic leukemia (B-ALL). CASI has co-commercial rights to CNCT19 and is a shareholder of Juventas.

The Breakthrough Designation for CNCT19 was granted based on initial data from the ongoing single arm, open-label, non-randomized, dose-escalation, Phase I study designed to determine the safety and efficacy of CNCT19 in B-ALL.

The Breakthrough Designation procedure is part of the recently revised Drug Registration Regulation which went into effect on July 1, 2020. The Breakthrough Designation process is designed to expedite the development and review of therapies that are intended for treatment of serious diseases for which there is no existing treatment and where preliminary evidence indicates advantages of the therapy over available treatment options.

Dr. Wei-Wu He, CASI’s Chairman, and CEO commented, “Our partner Juventas continues to make encouraging progress in developing their CD19 CAR-T therapy. Breakthrough Designation represents a significant regulatory milestone and has only been granted thirteen times in China. Receiving Breakthrough Designation is a very encouraging and important step forward for patients suffering from B-ALL.”

About CNCT19

CNCT19 targets CD19, a B-cell surface protein widely expressed during all phases of B-cell development and a validated target for B-cell driven hematological malignancies. CD19- targeted CAR constructs from several different institutions have demonstrated consistently high antitumor efficacy in children and adults with relapsed B-cell acute lymphoblastic leukemia (B-ALL), chronic lymphocytic leukemia (CLL), and B-cell non-Hodgkin lymphoma (B-NHL). CD19 antigen is the most frequently used target in the CAR-T cell therapy clinical trials for hematological malignancies such as leukemia and lymphoma. Juventas is responsible for the development of CNCT19. CASI and Juventas will co-commercialize CNCT19 under the direction of the program’s joint steering committee.

About Juventas

Juventas Cell Therapy Ltd. is a China-based domestic company located in Tianjin City, China focused on cell therapy. The company’s lead product, CNCT19, devolved from the CD19 CAR-T, was originally created at the Institute of Hematology, Chinese Academy of Medical Sciences, one of the top hematology centers in China. CD19 CAR-T is used to treat patients with acute lymphoblastic leukemia and relapsed non-Hodgkin lymphoma.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the greater China market leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., which is located in Beijing, China. The Company has built a commercial team of over 70 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com

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